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EXHIBIT 99B
U  S  WEST  Communications  Group
Investor  Relations
7800  East  Orchard  Road,  Suite  290
Englewood,  Colorado    80111
303-793-6365
                                                                    NEWS FLASH

November  26,  1996

                  U S WEST COMMUNICATIONS TO CONTINUE APPEAL
                        OF WASHINGTON STATE RATE ORDER


ENGLEWOOD, Colo. -- U S WEST Communications Group (NYSE:USW) announced today that it will continue its appeal of the Washington State Utilities and Transportation Commission's April 1995 rate case decision.

In February, 1995, U S WEST Communications filed a rate case with the Washington State Utilities and Transportation Commission (WUTC). In its first rate increase request in 13 years, U S WEST had sought to raise rates for basic residential service. In April of 1996, the WUTC denied the revenue increase and instead ordered a $91.5 million revenue reduction -- primarily in highly-competitive services such as access, toll, and business local exchange service. The WUTC also ordered U S WEST Communications to set a flat fee of $10.50 a month for basic local service - the second-lowest residential phone rate in the nation.

U S WEST Communications immediately filed an appeal in the King County Superior Court and requested a stay of the order. Major issues of the appeal included:

     *        Depreciation  expense
     *        Imputation  of  yellow  pages  revenues
     *        Service  quality
     *        Unbundling  of  Centrex  services
     *        Operating  expenses
     *        Cost  studies

In April, a stay was granted pending the outcome of the King County Superior Court's ruling on the appeal.

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On November 25, Judge Lasnik ruled on the appeal.  In his summary decision, he upheld the WUTC on all points on the basis of the standard of review established in the State Administrative Procedure Act.

"It's not unusual for a lower court in the state of Washington to defer to the state appellate courts, and in this case, the judge's summary ruling was very brief and did not include a substantive discussion on the merits of the appeal," said Sol Trujillo, chief executive officer and president of U S WEST Communications Group. "We plan to file a notice of appeal and a motion for stay with the Washington State Supreme Court as soon as possible.

"We'll also continue to work with the Commission to resolve related issues. We believe our arguments have merit, and we will pursue all regulatory, legal and legislative options to protect our shareowners' investment in U S WEST Communications," he added.

The Company plans to ask for expedited treatment from the Court; however, the timing of related rulings is at the Court's discretion. The Company will make a decision on whether to begin accruing for the $91.5 million revenue reduction when it receives a ruling from the appellate court, which it expects in the coming weeks.

U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The Company is one of two groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications in local markets worldwide.

For  more  information,  contact:   Bruce Mann (303) 793-6368 or Becky Winning
(303)  793-6367.

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